UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 10, 2014, we provided written notice to New York University (“NYU”) of our decision to terminate our license agreement with NYU dated March 28, 2011 (the “Agreement”) as a result our determination in conjunction with our collaborator, AstraZeneca AB, that the development of products encompassing the NYU patents licensed to us under the Agreement is unfeasible due to competition in these therapeutic areas. The Agreement relates to our use of certain NYU patent rights covering microRNA 33 inhibitors for the treatment of atherosclerosis plaque and/or other metabolic disorders. The termination will become effective 60 days following the date on which our written notice is deemed effective under the Agreement. Upon termination of the Agreement, all rights in and to the NYU patent rights licensed to us under the Agreement will revert to NYU.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 10, 2014, John Maraganore, Ph.D., informed our Board of Directors of his decision not to stand for re-election as a director. Dr. Maraganore will continue to serve as a director until our 2014 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2014	Regulus Therapeutics Inc.

	By:	/s/ David Szekeres
David Szekeres
Chief Business Officer and General Counsel